Exhibit 99.1

SPECTRAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” or other similar terms refer to the business and operations of Legacy Spectral MD Holdings, Ltd., and its subsidiaries prior to the business combination with Rosecliff Acquisition Corp I (“Rosecliff”). The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited quarterly condensed financial statements and related notes included elsewhere in this Form 8-K, as well as our audited annual consolidated financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the years ended December 31, 2022 and 2021 included in Rosecliff’s final prospectus, as amended, on form S-4/A filed with the Securities and Exchange Commission (“SEC”) on August 10, 2023 (the ‘Prospectus”). In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the Prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We are an AI company focused on predictive medical diagnostics. We operate in one segment. We are devoting substantially all of our efforts towards research and development of our DeepView System, an internally developed MSI device which has designated FDA BDD status. Our DeepView System uses proprietary algorithms to distinguish between damaged and healthy human tissue invisible to the naked eye, providing “Day One” healing assessments. DeepView’s output is specifically engineered to allow the physician to make a more accurate, timely and informed decision regarding the treatment of the patient’s wound. Our focus from 2013 through 2021 was on the burn indication. In 2022 and 2023, we expanded our focus to include the diabetic foot ulcer (“DFU”) indication.

In the case of DFUs, a non-healing assessment would provide the physician with the appropriate justifications to use an advanced wound care therapy on “Day One”, in seconds, as opposed to the current approach that involves waiting up to 30 days to see how the wound develops before making such clinical assessment.

For burn wounds, a non-healing assessment could aid the clinician in making an immediate and objective determination for appropriate candidates for surgery as well as determining what specific areas of the burn wound will require excision and skin grafting. DeepView’s current accuracy for burn wounds is 92% for adults and 88% for pediatrics, compared with current physician accuracy of 50% to 75%, respectively, at best, according to industry literature.1 In addition, in head-to-head clinical trial evaluations, our DeepView System provided higher accuracy to “ground truth” on burn wound analysis than the accuracy of burn specialists, reporting at 70-80% accuracy, and non-burn specialist physicians, reporting at 50-60% accuracy.2 We have conducted three large clinical studies with multiple sites across the United States, enrolling 413 patients, including 329 adult burn patients and 84 pediatric patients. Through these studies, we were able to identify the burn assessment accuracy in both surgery and non-surgical treatment.

1	Henk Hoeksema, Karlien Van de Sijpe, Thiery Tondu, Moustapha Hamdi, Koenraad Van Landuyt, Phillip Blondeel, Stan Monstrey, Accuracy of early burn depth assessment by laser Doppler imaging on different days post burn, Burns, Volume 35, Issue 1, 2009, Pages 36-45, ISSN 0305-4179. The above article was exploring laser doppler imaging as an objective technique to determine the depth of a burn wound and states “as has been demonstrated in several studies, a purely clinical, bedside evaluation of the burn depth in dermal burns is accurate only in about 50-75% of the cases.”
2	Rise of the (Learning) Machines: An Interim Analysis Assessing Burn Wound Healing; Jeffrey E. Carter, MD, FACS, et.al., https://clinicaltrials.gov/ct2/show/NCT05023135.

We have not generated any product revenue to date. We have received substantial support from the U.S. government for our DeepView System’s application for burn wounds, including from agencies such as BARDA, which is part of the HHS Office of the Assistant Secretary for Preparedness and Response in the United States, established to aid in securing the United States from chemical, biological, radiological, and nuclear threats, as well as from pandemic influenza and emerging infectious diseases. We have also received funding from the NSF, NIH and the DHA. Since 2013, we have received approximately $130.0 million in funding from government contracts, primarily from BARDA, which accounts for $122.9 million. This has allowed us to develop our technology and further our clinical trials. We are currently in our second contract with BARDA, referred to as BARDA Burn II, which was signed in July 2019 and is due to be completed in July 2024. Under this contract, we expect to further the DeepView System design, develop the AI algorithm, and take the necessary steps to obtain FDA approval for our DeepView GEN 3 System. However, approval from the FDA or other regulatory agencies, foreign or domestic, cannot be guaranteed and may take longer than planned. In August 2022, we also received the Option 1B extension of the BARDA Burn II contract, which is valued at an additional $8.2 million, bringing the total funding received from Option 1 of the BARDA Burn II contract to a total of $47.6 million from July 2021 under Option 1A and 1B (including modification), to execute the adult and pediatric multi-center clinical training study. This grant funding is non-dilutive to our shareholders, and we believe it validates the important nature of its mission and technology.

In April 2023, we received a $4.0 million grant award from the Medical Technology Enterprise Consortium (“MTEC”), which, building on prior awards from DHA, is to be used to support military battlefield burn evaluation via a handheld DeepView. The MTEC Agreement extends the DHA Phase II contract for the development of the handheld device of the DeepView System. Under the terms of the MTEC Agreement, MTEC will pay us a firm fixed fee based upon our achievement of certain milestones described in the agreement through April 5, 2025. The milestone payment schedule is based on a three phased approach to the development of our handheld device. Phase 1 of the MTEC Agreement began in April 2023 and is scheduled to extend through at least July 2023 and is focused on the planning, design and testing of the handheld device for its intended applications. Phase 1 has a funding budget of $1,170,000. Once Phase 1 is completed, Phase 2 is intended to run through October 2024 and encompasses the development, design modification and build-out of the handheld device to the U.S. government standards as identified in the design and commercialization plans for the device. Phase 2 has a funding budget of $1,558,000. Phase 3 of the MTEC Agreement addresses the complete manufacturing of the device, the process validation of the production and completion of up to thirty handheld devices. Phase 3 begins following completion of Phase 2 and is intended to run through April 2024 with a funding budget of approximately $1,272,000.

We anticipate that the DeepView System will have two revenue streams, a SaMD (software as a medical device), and an imaging device component. The SaMD model applies a SaaS treatment for the DeepView System which will feature a software licensing fee that includes maintenance, image hosting, and access to algorithm updates. The proprietary imaging device accesses artificial intelligence algorithms and is a universal platform to house multiple clinical applications. Pricing for these components will be evaluated and strategically set per country and site-of-service for heightened customer adoption.

Business Combination

On April 11, 2023, we entered into the Business Combination Agreement with Rosecliff Acquisition Corp I (“RCLF”), Ghost Merger Sub I Inc. (“Merger Sub I”) and Ghost Merger Sub II  LLC (“Merger Sub II”), which was consummated on September 11, 2023 (the “Closing”). Pursuant to the Business Combination Agreement, on the Closing, in sequential order: (a) Ghost Merger Sub I merged with and into Spectral, with Spectral continuing as the surviving company and a wholly owned subsidiary of Spectral (the “Spectral Merger”) and then, (b) Spectral merged with and into Ghost Merger Sub II (the “SPAC Merger”, together with the Spectral Merger (the “Mergers”)), with Ghost Merger Sub II surviving the SPAC Merger as a direct wholly-owned subsidiary of Rosecliff. Rosecliff was renamed Spectral AI, Inc. (“Spectral AI” or the “Combined Company”), (the “Business Combination”). On September 12, 2023, Spectral AI began trading its shares on the NASDAQ stock exchange under the ticker symbol “MDAI” after delisting its shares from the AIM market of the London Stock Exchange on September 7, 2023.

In September 2023, prior to the closing of the Business Combination, the Company issued 7,679,198 shares of common stock for $3.4 million (the “Equity Issuance”).

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in Accounting Standards Codification (“ASC”) 805, Business Combinations, RCLF, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Spectral will be treated as the accounting acquirer. This determination was primarily based on the following:

(i)	Spectral expecting to have a majority of the voting power of the Combined Company;

(ii)	Spectral’s senior management comprising all of the senior management of the Combined Company;

(iii)	Spectral is expected to select six of the seven of the directors for the Board of Directors of the Combined Company;

(iv)	Spectral’s relative size of assets and operations compared to RCLF; and

(v)	Spectral’s operations comprising the ongoing operations of the post-combination company.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which we are issuing stock for the net assets of RCLF. The net assets of RCLF will be stated at historical cost, with no goodwill or other intangible assets recorded. Historical operations presented in future financial statements, prior to the Business Combination will be ours.

The most significant changes in our future reported financial position and results are expected to be a net decrease in cash (as compared to our consolidated balance sheet as of June 30, 2023) of approximately $0.3 million.

Public Company Costs

Upon consummation of the Business Combination, the Combined Company has continued as an SEC-registered and Nasdaq-listed company. We expect to hire additional staff and implement new processes and procedures to address public company requirements in anticipation of and following the completion of the Business Combination. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Key Operating and Financial Metrics

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is a non-GAAP measure, as it is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net (loss) income, calculated in accordance with GAAP. See “— Non-GAAP Financial Measures” for additional information on adopted non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Research and development revenue	$4,251	$6,390	$9,329	$12,234
Gross Profit	1,791	2,712	3,972	5,102
Gross margin	42.1%	42.4%	42.6%	41.7%
Operating loss	(2,990)	(6)	(5,889)	(627)
Net loss	(3,070)	(265)	(6,679)	(793)
Adjusted EBITDA	(2,591)	290	(5,188)	6

See “Non-GAAP Financial Measures” below for a reconciliation of net loss to Adjusted EBITDA.

Research and development revenue

We define research and development revenue as revenue generated from the research, testing and development of the DeepView System as utilized in connection with our burn indication. This research and development revenue reflects applied research and experimental development costs relating to our burn application as developed in connection with our BARDA and DHA contracts.

Gross Profit and Gross Margin

We define gross profit as research and development revenue, less cost of revenue, and define gross margin, expressed as a percentage, as the ratio of gross profit to revenue. Gross profit and margin can be used to understand our financial performance and efficiency and allows investors to evaluate our pricing strategy and compare against our competitors. Our management uses these metrics to make strategic decisions, pricing decisions, identifying areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward.

Adjusted EBITDA

We define adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) as net loss excluding income taxes, depreciation of property, plant and equipment (including any related impairment charges), amortization of intangible assets (including any related impairment charges), interest expense, stock compensation, any non-operating financial income and expense. See “— Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to Adjusted EBITDA.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting our results of operations are summarized below.

Revenue Sources. As a pre-commercialization company, we currently generate revenue almost exclusively from two U.S. governmental agencies. We are highly dependent upon the continuation of the existing U.S. governmental contract awards as well as future governmental procurement or other awards. Our operating results may not be comparable between periods as the timing and amount of awards or procurements from the U.S. government may be inconsistent with the timing of prior awards. In addition, it is possible that, depending on the outcome of our SSN application to BARDA, we may receive additional and potentially significant U.S. government awards. Our revenues may continue to be almost exclusively dependent upon the terms of those awards.

Gross Margin. As we begin commercial sales of the DeepView System, we may need to adjust our pricing and incentives to accelerate adoption and implementation of the DeepView System, which may negatively impact future revenue and gross margin percentages.

Managing our Supply Chain. We are reliant on contract manufacturers and suppliers to produce our components. While we have not been subject to any disruptions in our current production, there remain global supply chain challenges and logistics constraints, including component shortages, which may cause delays in critical components and inventory, longer lead times, increased costs and delays in product shipments. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. While we do not maintain sole-source suppliers, there is a concentration of suppliers which could lead to supply shortages, long lead times for components and supply changes. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our products, which would adversely impact our cash flows and results of operations, including revenue and gross margin.

Components of Consolidated Statements of Operations

Research and Development Revenue

Our primary source of revenue is research and development revenue. Currently, we are highly dependent upon the reimbursement from BARDA for the burn diagnostic testing of our DeepView System. Our research and development revenue is affected by the amount of research and development that is expended each month with respect to our contract with BARDA. Our revenue growth is dependent on a number of factors including expanding the research and development expense under the BARDA contract, research and development reimbursed expenses relating to other contract awards from U.S. governmental agencies and the intended future commercial sales of our DeepView System.

Cost of Revenue

Our cost of revenues consists primarily of direct and indirect costs associated with the research and development expenses relating to the BARDA contract. Our revenue costs are affected by the extent of research and development expenses as well as expansion of work on other U.S. governmental projects and the expanded applications for our DeepView System.

Gross Profit

Gross profit may vary from period-to-period and is primarily affected by the current reimbursement rates under the BARDA contract and other U.S. governmental contract awards. These reimbursement rates are fixed under each contact award. Our gross profit represents this reimbursement rate plus a variable component relating to non-reimbursed expenses incurred in connection with the work completed on these contracts.

Operating Costs and Expenses

Operating costs and expenses consist of general and administrative expenses. These expenses relate to our operating expenses that are not reimbursed as part of the research and development revenue and reflect our organization’s support and operations staff. General and administrative expense consist primarily of salaries and benefits for this group of our employees and has increased from prior three months based on the increase in our personnel in these functions.

Other income (expense)

Other income (expense) primarily consists of interest expense, change in fair value of warrant liabilities and foreign exchange transaction gains/losses. Historic foreign exchange transaction loss primarily relates to the reduced exchange rate between the U.S. dollar and the British pound sterling for our deposit accounts that are denominated in British pound sterling. In addition, this amount includes costs associated with buying British pound sterling for payment of our employees and vendors in the UK.

Results of Operations

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Research and development revenue	4,251	6,390	9,329	12,234
Cost of revenue	(2,460)	(3,678)	(5,357)	(7,132)
Gross profit	1,791	2,712	3,972	5,102

Operating costs and expenses:
General and administrative	4,781	2,718	9,861	5,729
Total operating costs and expenses	4,781	2,718	9,861	5,729
Operating loss	(2,990)	(6)	(5,889)	(627)

Other income (expense):
Net interest income (expenses)	41	3	86	(1)
Change in fair value of warrant liability	(81)	(38)	(65)	28
Foreign exchange transaction gain (loss)	-	(232)	13	(204)
Transaction costs	-	-	(738)	-
Other income	-	19	-	17
Total other expense	(40)	(248)	(704)	(160)

Loss before income taxes	(3,030)	(254)	(6,593)	(787)
Provision for income taxes	(40)	(11)	(86)	(6)
Net loss	(3,070)	(265)	(6,679)	(793)

Research and development revenue

	Three Months Ended June 30,		Change in		Six Months Ended June 30,		Change in
	2023	2022	$	%	2023	2022	$	%
	(In thousands, except percentages)
Research and development revenue	$4,251	$6,390	$(2,139)	(33.5)%	$9,329	$12,234	$(2,905)	(23.7)%

Research and development revenue decreased by 33.5% and 23.7%, respectively, or approximately $2.1 million and $2.9 million, respectively, for the three and six months ended June 30, 2023, as compared to the comparable periods in 2022, primarily due to decreased research and development work performed pursuant to the BARDA Burn II contract. New patient enrollments in our BARDA clinical study decreased in the three months ended June 30, 2023 compared to the three months ended June 30, 2022 as the Company is completing enrollment and transitioning to the closeout phase of the study.

For the three and six months ended June 30, 2023 and 2022, the Company’s revenues disaggregated by the major sources was as follows:

	Three Months Ended June 30,		Change in		Six Months Ended June 30,		Change in
	2023	2022	$	%	2023	2022	$	%
	(In thousands, except percentages)
BARDA	$4,020	$6,255	$(2,235)	(35.7)%	$8,963	$11,963	$(3,000)	(25.1)%
Other U.S. governmental authorities	231	135	96	71.1%	366	271	95	35.1%
Total research and development revenue	$4,251	$6,390	$(2,139)	(33.5)%	$9,329	$12,234	$(2,905)	(23.7)%

Cost of Revenues and Gross Profit

	Three Months Ended June 30,		Change in		Six Months Ended June 30,		Change in
	2023	2022	$	%	2023	2022	$	%
	(In thousands, except percentages)
Cost of revenue	$2,460	$3,678	$(1,218)	(33.1)%	$5,357	$7,132	$(1,775)	(24.9)%
Gross profit	1,791	2,712	(921)	(34.0)%	3,972	5,102	(1,130)	(22.1)%
Gross margin	42.1%	42.4%			42.6%	41.7%

Cost of revenue for the three and six months ended June 30, 2023 compared to the comparable periods in 2022 decreased by 33.1% and 24.9% respectively, or approximately $1.2 million and $1.8 million, respectively, primarily due to decreased activity to fulfill our U.S. governmental contracts, which is consistent with decreased research and development revenue.

Gross margin was relatively consistent for the three and six months ended June 30, 2023, as compared to the comparable periods in 2022.

General and Administrative

	Three Months Ended June 30,		Change in		Six Months Ended June 30,		Change in
	2023	2022	$	%	2023	2022	$	%
	(In thousands, except percentages)
General and administrative	$4,781	$2,718	$2,063	75.9%	$9,861	$5,729	$4,132	72.1%
Percentage of revenue, net	112.5%	42.5%			105.7%	46.8%

General and administrative expense increased by 75.9% and 72.1%, respectively, or approximately $2.1 million and $4.1 million, respectively, for the three and six months ended June 30, 2023, as compared to the comparable periods in 2022. The increase was primarily due to an increase in our administrative staffing since 2022. Our headcount grew from 63 employees as of June 30, 2022 to 80 full-time employees as of June 30, 2023 resulting in an increase in general and administrative expense of approximately $0.7 million and $1.4 million, respectively, for the three and six months ended June 30, 2023. Additionally, R&D activities outside of BARDA have increased by approximately $0.9 million and $1.6 million, respectively, in the three and six months ended June 30, 2023 compared to the comparable periods in 2022.

Other income (expense)

	Three Months Ended June 30,		Change in	Six Months Ended June 30,		Change in
	2023	2022		$2023	2022	$
	(In thousands, except percentages)
Net interest income (expense)	$41	$3	$38	$86	$(1)	$87
Change in fair value of warrant liability	(81)	(38)	(43)	(65)	28	(93)
Foreign exchange transaction (loss) gain	-	(232)	232	13	(204)	217
Transaction costs	-	-	-	(738)	-	(738)
Other income	-	19	(19)	-	17	(17)
Total other expense	$(40)	$(248)	$208	$(704)	$(160)	$(544)

Net interest income for the three and six months ended June 30, 2023 primarily relates to cash interest received by us from our deposit accounts.

Change in the fair value of warrant liability decreased by approximately $43,000 and $93,000, respectively, for the three and six months ended June 30, 2023, as compared to the comparable period in 2022. The loss during the three and six months ended June 30, 2023, was primarily due to the increased present value calculation of the warrants issued to SP Angel Corporate Finance LLP (“SP Angel”) as part of the Offering (defined below) in 2021. In conjunction with the closing of the Offering, we issued 762,712 warrants, with a strike price of $0.89 per share and a five-year life, to SP Angel, who acts as our nominated advisor (“NOMAD”) and joint broker. As of June 30, 2023, the strike price of the warrants was $0.75 per share as comparted to $0.72 as of June 30, 2022. The change in the strike price is due to the change in exchange rates, as the warrants will settle in shares denominated in British pound sterling. As our stock price had a greater increase for the three months ended June 30, 2023 as compared to the three months ended June 30, 2022, the fair value of the warrants correspondingly had a greater increase in the three months ended June 30, 2023. As our stock price had an increase for the six months ended June 30, 2023 as compared to a decrease for the six months ended June 30, 2022, the fair value of the warrants correspondingly had an increase for the six months ended June 30, 2023 as compared to a decrease for the six months ended June 30, 2022.

Foreign exchange transaction loss for the three and six months ended June 30, 2022 relates to the decreased exchange rate between the U.S. dollar and the British pound sterling during the second quarter of 2022 for our deposit accounts that are denominated in British pound sterling. In addition, this amount includes costs associated with buying British pound sterling for payment of our employees and vendors in the UK. Foreign exchange transaction loss for the three and six months ended June 30, 2023 is immaterial due to much lower balances in our deposit accounts and accounts payable denominated in British pound sterling and less fluctuation in the exchange rate between the U.S. dollar and the British pound sterling.

Transaction costs for the six months ended June 30, 2023 relate to non-recurring legal, accounting and consulting costs expended for potential business combinations that did not occur.

Non-GAAP Financial Measures

We use Adjusted EBITDA as a non-GAAP metric when measuring performance, including when measuring current period results against prior periods’ Adjusted EBITDA. This non-GAAP financial measure should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA should not be construed as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address.

Because of their non-standardized definitions, non-GAAP measures (unlike GAAP measures) may not be comparable to the calculation of similar measures of other companies. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Supplemental non-GAAP measures are presented solely to permit investors to more fully understand how Spectral management assesses underlying performance.

Adjusted EBITDA

We define Adjusted EBITDA as net income/(loss) excluding income taxes, depreciation of property, plant and equipment (including any related impairment charges), amortization of intangible assets (including any related impairment charges), interest expense, stock compensation, any non-operating financial income and expense.

The following table presents our Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Net loss	$(3,070)	$(265)	$(6,679)	$(793)
Adjust:
Depreciation expense	3	2	5	6
Provision for income taxes	40	11	86	6
Net interest (income) expense	(41)	(3)	(86)	1
EBITDA	(3,068)	(255)	(6,674)	(780)
Additional adjustments:
Stock-based compensation	396	294	696	627
Change in fair value of warrant liability	81	38	65	(28)
Foreign exchange transaction loss (gain)	-	232	(13)	204
Transaction costs	-	-	738	-
Other income	-	(19)	-	(17)
Adjusted EBITDA	(2,591)	290	(5,188)	6

Liquidity and Capital Resources

Sources of Liquidity

As of June 30, 2023 we had approximately $8.2 million in cash, and an accumulated deficit of approximately $18.6 million.

Prior to our initial public offering (the “Offering”) on the AIM Market of the London Stock Exchange in June, 2021, we historically funded our operations through the issuance of notes and the sale of preferred stock and common stock. We raised approximately $17.0 million from the oversubscribed Offering on the AIM market to fund the development of the DFU indication for our Deepview System. During 2022, we were awarded additional funding of $8.2 million associated with option 1B of our contract with BARDA. During 2021, we executed Options 1A and 1B of the contract with BARDA for funding of $39.4 million and during 2022 we were awarded additional funding of $8.2 million associated with option 1B of the BARDA contract, resulting in aggregate funding for Options 1A and 1B of $47.6 million, of which $4.1 million remains as of June 30, 2023. The purpose of the BARDA contract funding is to execute the clinical training study of our DeepView System for burn wound healing assessment. See “Research and Development Revenue” above. With the proceeds from closing of our Offering during 2021 and the remaining funding under the BARDA contract, we believe that with the remaining proceeds from the Offering and the remaining funding under the BARDA contract we have sufficient working capital to fund operations for at least 12 months beyond the release date of the consolidated financial statements. Additionally, our contract with BARDA has a potential funding of up to $96.9 million, in the aggregate, for Option 1A, 1B and 2, if all future options are executed.

Our future capital requirements will depend on many factors, including the revenue growth rate, the success of future product development and capital investment required, and the timing and extent of spending to support further sales and marketing and research and development efforts. In addition, we expect to incur additional costs as a result of operating as a U.S. public company. We believe that the $4.5 million in the trust assets of RCLF will remain in RCLF through the Business Combination. In addition, we are seeking to raise up to an additional $30.0 million in funding through the issuance of equity securities in a PIPE transaction in connection with the Business Combination. If we are unable to secure additional capital through the PIPE transaction, we may seek alternative financing arrangements to support our future growth. There can be no assurance that we will be successful in raising any additional capital. If additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms, if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Cash Flows

The following table summarizes our cash flows for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
	(In thousands)
Net cash (used in) provided by operating activities	$(5,527)	$38
Net cash used in financing activities	(481)	(583)

Cash Flows (Used in) Provided by Operating Activities

Net cash used in operating activities increased by approximately $5.6 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022 resulting primarily from a decrease in net income, adjusted for non-cash items, of approximately $5.6 million. This decrease is primarily driven by decreased research and development activity for the BARDA contract. The decrease is partially offset by a net increase of $0.1 million cash flows from changes in operating assets and liabilities primarily driven by accounts receivable collections in excess of payments of accounts payable.

Cash Flows Used in Financing Activities

Net cash used in financing activities decreased approximately $0.1 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This was primarily attributable to repayment of $0.4 million for the Company’s Paycheck Protection Program Loan during the six months ended June 30, 2022, partially offset by payments of $0.3 million of offering costs related to the Business Combination that have been deferred until the closing of the Business Combination.

Current Indebtedness

As of June 30, 2023, we do not have any debt. In June 2022, we entered into a financing arrangement for a portion of our insurance premium for approximately $0.4 million (the “Note”). The Note bears interest at 6.7% per annum and is payable in equal monthly payments of principal and interest, maturing in May 2023. By June 30, 2023 the balance of this note has been fully paid.

Related Party Transactions

For the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, we did not have any transactions with related parties.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies

There have been no material changes to the Company’s critical accounting policies and estimates discussed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies for the years ended December 31, 2022 and 2021 included in the Prospectus.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, of the notes to our consolidated financial statements included elsewhere in this Form 8-K for recently adopted accounting standards and recently issued accounting standards as of the dates of the statement of financial position included in this Form 8-K.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange, credit and inflation risks.

Interest Rate Sensitivity

We maintain a large amount of our assets in cash and cash equivalents. Our cash and cash equivalents are held primarily in cash deposits. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments. Additionally, changes to interest rates will impact on the cost of our future borrowings. With respect to our current “borrowings”, the interest rate on the Note for insurance premiums is fixed. Changes in prevailing interest rates could have a material impact on our results of operations.

Foreign Currency Risk

Our revenue is denominated in U.S. dollars. Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the United States and UK, with an insignificant portion of expenses incurred in our wholly owned subsidiaries in the UK and denominated in British pound sterling.

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The vast majority of our cash and cash equivalents are held in U.S. financial institutions which, at times, exceed federally insured limits. We have not recognized any losses from credit risks on such accounts. We believe we are not exposed to significant credit risk on cash and cash equivalents.

Additional credit risk is related to our concentration of receivables and revenues. One customer (which is a U.S. government agency) represents the majority of our research and development revenue and accounts receivable.

Inflation Risk

The recent increase in inflation partially contributed to the increase in the cost of our research and development as well as operating costs. If the cost of our products, employee costs, or other costs continue to be subject to significant inflationary pressures, such inflationary pressure may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses. Further, we may not be able to offset these increased costs through price increases. As a result, our inability to quickly respond to inflation could harm its cash flows and results of operations in the future.

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Financial Statements
As of and for the Three and Six Months Ended June 30, 2023 and 2022

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$8,166	$14,174
Accounts receivable, net	1,520	2,294
Unbilled revenue	91	618
Prepaid expenses	342	331
Deferred offering costs	1,124	-
Other current assets	598	270
Total current assets	11,841	17,687

Non-current assets:
Property and equipment, net	16	21
Right-of-use assets	1,141	1,008
Total Assets	$12,998	$18,716

Commitments and contingencies (Note 7)

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,657	$2,759
Accrued expenses	2,394	2,631
Deferred revenue	509	-
Lease liabilities, short-term	773	680
Notes payable	-	175
Warrant liability	194	129
Total current liabilities	6,527	6,374
Lease liabilities, long-term	452	346
Total Liabilities	6,979	6,720

Stockholders’ Equity
Common stock ($0.001 par value); 400,000,000 shares authorized; 136,261,515 and 135,409,564 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	136	135
Additional paid-in capital	24,496	23,795
Accumulated deficit	(18,613)	(11,934)
Total stockholders’ equity	6,019	11,996
Total Liabilities and Stockholders’ Equity	$12,998	$18,716

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Research and development revenue	$4,251	$6,390	$9,329	$12,234
Cost of revenue	(2,460)	(3,678)	(5,357)	(7,132)
Gross profit	1,791	2,712	3,972	5,102

Operating costs and expenses:
General and administrative	4,781	2,718	9,861	5,729
Total operating costs and expenses	4,781	2,718	9,861	5,729
Operating loss	(2,990)	(6)	(5,889)	(627)

Other income (expense):
Net interest income (expense)	41	3	86	(1)
Change in fair value of warrant liability	(81)	(38)	(65)	28
Foreign exchange transaction gain (loss)	-	(232)	13	(204)
Transaction costs	-	-	(738)	-
Other income	-	19	-	17
Total other income (expense)	(40)	(248)	(704)	(160)

Loss before income taxes	(3,030)	(254)	(6,593)	(787)
Provision for income taxes	(40)	(11)	(86)	(6)
Net loss	$(3,070)	$(265)	$(6,679)	$(793)
Net loss per share of common stock
Basic and Diluted	$(0.02)	$(0.00)	$(0.05)	$(0.01)
Weighted average common shares outstanding
Basic and Diluted	136,198,713	135,347,064	136,097,641	135,323,279

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity
(In thousands, except share data)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2022	135,409,564	$135	$23,795	$(11,934)	$11,996
Stock-based compensation	562,500	1	299	-	300
Stock option exercises	104,451	-	-	-	-
Net loss	-	-	-	(3,609)	(3,609)
Balance at March 31, 2023	136,076,515	$136	$24,094	$(15,543)	$8,687
Stock-based compensation	125,000	-	396	-	396
Stock options exercise	60,000	-	6	-	6
Net loss	-	-	-	(3,070)	(3,070)
Balance at June 30, 2023	136,261,515	$136	$24,496	$(18,613)	$6,019

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2021	135,034,564	$135	$22,640	$(9,022)	$13,753
Stock-based compensation	187,500	-	333	-	333
Net loss	-	-	-	(528)	(528)
Balance at March 31, 2022	135,222,064	$135	$22,973	$(9,550)	$13,558
Stock option exercises	150,000	-	-	-	-
Stock-based compensation	187,500	1	293	-	294
Net loss	-	-	-	(265)	(265)
Balance at June 30, 2022	135,559,564	$136	$23,266	$(9,815)	$13,587

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2023	2022

Cash flows from operating activities:
Net loss	$(6,679)	$(793)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	5	6
Stock-based compensation	696	627
Amortization of right-of-use assets	350	251
Change in fair value of warrant liability	65	(28)
Changes in operating assets and liabilities:
Accounts receivable	774	(431)
Unbilled revenue	527	(681)
Prepaid expenses	(11)	415
Other current assets	(322)	(107)
Other assets	-	40
Accounts payable	(752)	1,587
Accrued expenses	(405)	(548)
Deferred revenue	509	-
Lease liabilities	(284)	(300)
Net cash (used in) provided by operating activities	(5,527)	38
Cash flows from financing activities:
Payments of deferred offering costs	(306)	-
Payments for notes payable	(175)	(583)
Net cash used in financing activities	(481)	(583)
Net decrease in cash and cash equivalents	(6,008)	(545)
Cash and cash equivalents, beginning of period	14,174	16,121
Cash and cash equivalents, end of period	$8,166	$15,576

Supplemental cash flow information:
Cash paid for interest	$3	$11

Noncash operating and financing activities disclosure:
Recognition of Right-of-use assets and related lease liabilities upon adoption of ASC 842	$-	$624
Recognition of Right-of-use assets and related lease liabilities upon lease amendment	$483	$-
Unpaid deferred offering costs	$818	$-
Broker receivable for stock option exercises	$6	$-

See accompanying notes to the condensed consolidated financial statements

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

1. ORGANIZATION, NATURE OF BUSINESS AND LIQUIDITY

Spectral MD Holdings, Ltd, (the “Company”), headquartered in Dallas, Texas, was incorporated in Delaware on March 9, 2009. The Company currently trades on the AIM market of the London Stock Exchange (the “AIM”).

The Company is devoting substantially all of its efforts towards research and development of its DeepView® Wound Imaging System. The Company has not generated any product revenue to date. The Company currently generates revenue from contract development and research services by providing such services to governmental agencies, primarily to the Biomedical Advanced Research and Development Authority (“BARDA”). The Company operates in one segment.

On April 11, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time), by and among Rosecliff Acquisition Corp I (“Rosecliff”), Rosecliff Ghost Merger Sub I Inc. and Ghost Merger Sub II LLC, whereby all of the Company’s shares were exchanged with Rosecliff for 17,000,000 ordinary shares of Rosecliff with an aggregate equity value of $170.0 million (the “Business Combination”).

Pursuant to the Business Combination Agreement, on the Closing, in sequential order: (a) Ghost Merger Sub I will merge with and into the Company, with the Company continuing as the surviving company as a wholly owned subsidiary of Rosecliff (the “Spectral Merger”) and then, (b) the Company will merge with and into Ghost Merger Sub II (the “SPAC Merger”, together with the Spectral Merger (the “Merger”)), with Ghost Merger Sub II surviving the SPAC Merger as a direct wholly-owned subsidiary of Rosecliff. Ghost Merger Sub II will be renamed Spectral AI, Inc. (the “Combined Company”).

Liquidity

As of June 30, 2023 and December 31, 2022, the Company had approximately $8.2 million and $14.2 million, respectively, in cash, and an accumulated deficit of $18.6 million and $11.9 million, respectively. The Company has historically funded its operations through the issuance of notes and the sale of preferred stock and common stock. During 2022, the Company was awarded additional funding of $8.2 million associated with option 1B of the contract with BARDA. During 2021, the Company executed Options 1A and 1B of the contract with BARDA for funding of $39.4 million and during 2022 was awarded additional funding of $8.2 million associated with option 1B, resulting in aggregated funding for Options 1A and 1B of $47.6 million, of which $4.1 million is remaining as of June 30, 2023. The BARDA contract funding is to execute the clinical training study of DeepView® Wound Imaging System (“DeepView System”) for burn wound healing assessment. In April, 2023, the Company received a $4.0 million grant from Medical Technology Enterprise Consortium (“MTEC”) for a project that is expected to be completed by April 2024. The MTEC project is for the development of a handheld device for the DeepView System. See Research and Development Revenue below. In September 2023, the Company issued 7,679,198 shares of common stock for $3.4 million (the “Equity Raise”). With the remaining funding under the BARDA contract, the MTEC funding and the Equity Raise, the Company believes it will have sufficient working capital to fund operations for at least one year beyond the release date of the condensed consolidated financial statements. Additionally, the contract with BARDA has a potential funding of up to $96.9 million, in aggregate for Option 1A, 1B and 2, if all future options are executed.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

The accompanying condensed consolidated balance sheet as of June 30, 2023, the condensed consolidated statements of operations and stockholders’ equity for the three and six months ended June 30, 2023 and 2022, and statements of cash flows for the six months ended June 30, 2023 and 2022 are unaudited. The interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2023 and its results of operations and cash flows for the three and six months ended June 30, 2023 and 2022. The results of operations for the three and six months ended June 30, 2023 and 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

These interim condensed consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2022.

Certain reclassifications have been made to prior year financial statements to conform with current year presentation.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Spectral MD, Inc. and Spectral MD UK. Significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, revenue recognition, warrant liability, stock-based compensation expense, and income tax valuation allowances. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in US financial institutions.

Accounts Receivable, Net and Unbilled Revenue

Accounts receivable represent amounts due from US government agencies pursuant to research and development contracts associated with the Company’s DeepView® Wound Imaging System. Accounts receivable amounted to approximately $1.5 million and $2.3 million as of June 30, 2023 and December 31, 2022, respectively.

The Company evaluates the collectability of its receivables based on a variety of factors, including the length of time the receivables are past due, the financial health of its customers and historical experience. Based upon the review of these factors, the Company recorded no allowance for doubtful accounts as of June 30, 2023 and December 31, 2022.

The Company records unbilled revenue when revenue is recognized prior to billing customers. Unbilled revenue amounted to approximately $0.1 million and $0.6 million as of June 30, 2023 and December 31, 2022, respectively.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable. Primarily all cash and cash equivalents are held in US financial institutions which, at times, exceed federally insured limits. The Company has not recognized any losses from credit risks on such accounts. The Company believes it is not exposed to significant credit risk on cash and cash equivalents.

Additional credit risk is related to the Company’s concentration of receivables. As of June 30, 2023 and December 31, 2022, receivables were concentrated from one customer (which is a US. government agency) representing 71% and 96% of total net receivables, respectively. No allowance for doubtful accounts were recorded as of June 30, 2023 and December 31, 2022.

One customer (which is a U.S. government agency) accounted for 95% and 96% for the three and six months ended June 30, 2023, respectively, and 87% and 92%, for the three and six months ended June 30, 2022, respectively, of the recognized research and development revenue.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

Deferred offering costs

Deferred offering costs consist of legal, accounting and other direct expenses incurred through the balance sheet date that are directly related to the Business Combination and that will be charged to stockholders’ equity upon the completion of the Business Combination. Should the Business Combination prove to be unsuccessful these deferred costs, as well as additional expenses to be incurred, will be charged to other expense. Offering costs in excess of proceeds from the Business Combination, if any, will be charged to other expense. As of June 30, 2023, the Company recorded $1.1 million of deferred offering costs, of which $0.8 million are unpaid.

Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 -	Unadjusted quoted prices in active markets that are assessable at the measurement date for identical, unrestricted assets or liabilities.
Level 2 -	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 -	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Fair Value of Financial Instruments

Financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments.

Foreign Currency

The reporting currency for the condensed consolidated financial statements of the Company is the US dollar. The functional currency of the Company and its wholly owned subsidiary Spectral MD, Inc. is the US dollar. The functional currency of Spectral MD UK is its local currency, the British pound. The assets and liabilities of Spectral MD UK is translated into US. dollars at exchange rates in effect at the end of each reporting period, and the revenues and expenses are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income as a component of stockholders’ equity. As of June 30, 2023 and December 31, 2022, the Company’s translation adjustments are not material.

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized gains and losses are included in other income, net in the condensed consolidated statements of operations. For the three and six months ended June 30, 2023 the Company recorded approximately $0 and $13,000, respectively, of foreign exchange transaction gain. For the three and six months ended June 30, 2022, the Company recorded approximately $0.2 million foreign exchange transaction loss for both periods, primarily related to the Company’s bank account denominated in British Pounds and accounts payable denominated in British Pounds, included in foreign exchange transaction loss in the condensed consolidated statements of operations.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded in the condensed consolidated balance sheets as both a right of use asset and a lease liability, calculated by discounting fixed lease payments at the rate implicit in the lease or the Company’s incremental borrowing rate factoring the term of the lease. The incremental borrowing rate used by the Company is an estimate of the interest rate the Company would incur to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. In calculating the right of use assets and lease liabilities, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the requirement to capitalize right of use assets and liabilities as an accounting policy election.

For the three and six months ended June 30, 2023 and 2022, the Company did not have any finance leases.

Warrant Liability

On June 22, 2021, in conjunction with the closing of the Company’s IPO, the Company issued 762,712 warrants, with strike price of $0.89 and a five-year life, to SP Angel Corporate Finance LLP (“SP Angel”), who acts as nominated adviser and broker to the Company for the purposes of the AIM Rules. As of June 30, 2023, there are 762,712 warrants outstanding with an exchange rate adjusted exercise price of $0.75.

The Company accounts for its warrants issued to SP Angel as derivative liabilities in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). Accordingly, the Company recognizes the instruments as liabilities at fair value, determined using the Black-Scholes option-pricing model, and adjusts the instruments to fair value at the end of each reporting pferiod. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations.

Research and Development Revenue

The Company recognizes revenue when the Company’s customers obtain control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services by analyzing the following five steps: (1) identify the contract with a customer(s); (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the Company satisfies a performance obligation. In order to transfer control to the customer for contract development and manufacturing services, the Company must have a present right to payment, legal title must have passed to the customer, and the customer must have the significant risks and rewards of ownership. Research and development revenue contracts are generally recognized based upon the cost-to-cost measure of progress, provided that the Company meets the criteria associated with transferring control of the good or service over time.

The Company generates research and development revenue primarily from cost-plus-fee contracts associated with development of certain product candidates. Revenues from reimbursable contracts are recognized as costs are incurred, generally based on allowable costs incurred during the period, plus any recognizable earned fee. The Company uses this input method to measure progress as the customer has the benefit of access to the development research under these projects and therefore benefits from the Company’s performance incrementally as research and development activities occur under each project. We consider fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. Revenue for long-term development contracts is considered variable consideration because the deliverable is dependent on the successful completion of development and is generally recognized based upon the cost-to-cost measure of progress, provided that the Company meets the criteria associated with satisfying the performance obligation over time. The Company was awarded multiyear contracts in 2019 and 2021 (modified for additional funding in 2022) by BARDA for the development of the Company’s DeepView® Wound Imaging Solution. BARDA may award contracts that are less than 12 months depending on the scope of work and deliverables.

Payments from customers are generally received within 30 days of when the invoice is sent.

Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

Research and Development Expense

The Company expenses research and development costs as operating expenses as incurred. These expenses include salaries for research and development personnel, consulting fees, product development, pre-clinical studies, clinical trial costs, and other fees and costs related to the development of the technology. For the three months ended June 30, 2023 and 2022, research and development expense was $3.7 million and $4.0 million, respectively, of which $2.5 million and $3.7 million, respectively, is related to the BARDA contract and included in cost of revenue and $1.2 million and $0.3 million, respectively, is included in general and administrative expenses. For the six months ended June 30, 2023 and 2022, research and development expense was $7.7 million and $7.9 million, respectively, of which $5.4 million and $7.1 million, respectively, is related to the BARDA contract and included in cost of revenue and $2.3 million and $0.8 million, respectively, is included in general and administrative expenses.

Stock-Based Compensation

The Company accounts for all stock-based payments to employees and non-employees, including grants of stock options, restricted stock units (“RSUs”), restricted stock awards (“RSAs”) and stock options with non-market performance conditions (“PSOs”) to be recognized in the condensed consolidated financial statements, based on their respective grant date fair values. The Company estimates the fair value of stock option grants and PSOs using the Black-Scholes option pricing model. The RSUs and RSAs are valued based on the fair value of the Company’s common stock on the date of grant. The assumptions used in calculating the fair value of the Company’s stock and stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. The Company expenses stock-based compensation related to stock options, RSUs and RSAs over the requisite service period. As the PSOs have performance conditions, compensation expense is recognized for each award if and when the Company’s management deems it probable that the performance conditions will be satisfied. Forfeitures are recorded as they occur. Compensation previously recorded for unvested equity awards that are forfeited is reversed upon forfeiture. The Company expenses stock-based compensation to employees over the requisite service period, on a straight-line basis, based on the estimated grant-date fair value of the awards.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company has no uncertain tax positions as of June 30, 2023 and December 31, 2022 that qualify for either recognition or disclosure in the condensed consolidated financial statements under this guidance.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the condensed consolidated statements of operations. There were no amounts accrued for interest or penalties for the three and six months ended June 30, 2023 and 2022.

Comprehensive Loss

Comprehensive loss is equal to net loss as presented in the condensed consolidated statements of operations, as the Company did not have any material other comprehensive income or loss for the periods presented.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

Net Loss per Share of Common Stock

Basic net loss share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share of common stock adjusts basic earnings per share for the potentially dilutive impact of unvested restricted stock, stock options and warrants. Dilutive securities having an anti-dilutive effect on diluted net earnings per share are excluded from the calculation. The dilutive effect of the unvested restricted stock and stock options is calculated using the treasury stock method. For warrants that are liability-classified, during periods when the impact is dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability and adjusts the denominator to include the dilutive shares calculated using the treasury stock method.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses, which was subsequently amended by ASU 2018-19 and ASU 2019-10. This standard requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this standard on January 1, 2023, with no impact on its condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Standards

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The FASB is issuing this update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. The amendments in this update are effective for the Company on January 1, 2025. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the condensed consolidated financial statements.

3. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, by level within the fair value hierarchy (in thousands):

Fair value measured as of June 30, 2023
		Quoted prices in	Significant other	Significant
	Fair value at June 30,	active markets	observable inputs	unobservable inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Warrant liability	$194	$-	$-	$194

Fair value measured as of December 31, 2022
		Quoted prices in	Significant other	Significant
	Fair value at December 31,	active markets	observable inputs	unobservable inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Warrant liability	$129	$-	$-	$129

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

There were no transfers between Level 1, 2 or 3 during the three and six months ended June 30, 2023 and 2022.

The following table presents changes in Level 3 liabilities measured at fair value for the three and six months ended June 30, 2023 and 2022 (in thousands).

Balance - January 1, 2023	$129
Change in fair value	(16)
Balance - March 31, 2023	$113
Change in fair value	81
Balance - June 30, 2023	$194

Balance - January 1, 2022	$186
Change in fair value	(66)
Balance - March 31, 2022	$120
Change in fair value	38
Balance - June 30, 2022	$158

Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	June 30,	December 31,
	2023	2022
Strike price (per share)	$0.75	$0.71
Contractual term (years)	4.0	4.5
Volatility (annual)	71.2%	72.6%
Risk-free rate	4.1%	4.0%
Dividend yield (per share)	0.0%	0.0%

4. RESEARCH AND DEVELOPMENT REVENUE

For the three and six months ended June 30, 2023 and 2022, the Company’s revenues disaggregated by the major sources was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
BARDA	$4,020	$6,255	$8,963	$11,963
Other U.S governmental authorities	231	135	366	271
Total revenue	$4,251	$6,390	$9,329	$12,234

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

5. ACCRUED EXPENSES

Accrued expenses consist of the following as of June 30, 2023 and December 31, 2022 (in thousands):

	June 30,	December 31,
	2023	2022
Salary and wages	$1,106	$1,135
Provision operating expenses	414	736
Benefits	790	650
Franchise tax	84	110
Total accrued expenses	$2,394	$2,631

6. NOTES PAYABLE

Insurance Note

In June 2022 and 2021, the Company entered into financing agreements for a portion of its insurance premium for approximately $0.4 million (the “2022 Insurance Note”) and $0.5 million (the “2021 Insurance Note”), respectively. The 2022 Insurance Note and 2021 Insurance Note bear interest at 6.7% per annum and 5.7% per annum, respectively, and are each payable in equal monthly payments of principal and interest maturing in May 2023 and February 2022, respectively. The Company determined that the carrying amounts of the 2022 Insurance Note and 2021 Insurance Note approximate fair value due to the short-term nature of borrowings and current market rates interest rates.

During the six months ended June 30, 2023, the Company repaid the remaining balance of approximately $0.2 million of principal and interest for the 2022 Insurance Note. As of December 31, 2022, the Company had an outstanding balance of $0.2 million, respectively, for the 2022 Insurance Note.

During the six months ended June 30, 2022, the Company repaid the remaining balance of approximately $0.2 million, respectively, for the 2021 Insurance Note. There was no outstanding balance for the 2021 Insurance Note as of December 31, 2022.

PPP Loan

On April 13, 2020, the Company entered into a promissory note with JPMorgan Chase Bank, N.A., as lender, pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) for $768,575 (the “PPP Loan”). The PPP Loan, which matured on April 13, 2022 and bears interest at 1% per annum, can be prepaid at any time prior to maturity with no prepayment penalties. The Company could defer interest and principal payments until September 13, 2021. Beginning on September 13, 2021, the Company was required to make equal monthly payments of principal and interest until the loan maturity on April 13, 2022. The PPP Loan is subject to customary terms for payment defaults and breaches of representations and warranties. The Company did not request the PPP Loan to be forgiven. During the six months ended June 30, 2022, the Company repaid the remaining $0.4 million of principal and interest for the PPP Loan. There was no outstanding balance for the PPP Loan as of December 31, 2022.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

7. Commitments and Contingencies

Legal Matters

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

8. Leases

The Company leases office space for its principal office in Dallas, Texas, which was extended during 2022 to expire in May 2024. This lease was extended again in 2023 to expire in December 2024. During 2022, the Company entered into a lease for office space in the United Kingdom under a lease that expires in May 2023.

During 2023, the Company entered into a lease for office space in the United Kingdom for annual payments of $0.1 million under a lease that expires in March 2024. The lease has been excluded from the tables below as the term is twelve months.

The following table summarizes quantitative information about the Company’s operating leases for the three and six months ended June 30, 2023 and 2022 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating cash flows from operating leases	$212	$158	$327	$313
Right-of-use assets exchanged for operating lease liabilities	$483	$15	$483	$624
Weighted average remaining lease term – operating leases (in years)	1.5	0.7	1.5	0.7
Weighted average discount rate – operating leases	8.5%	6.7%	8.5%	6.7%

The following table provides the components of the Company’s lease cost included in general and administrative expense in the condensed consolidated statement of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Operating leases
Operating lease cost	$198	$132	$392	$264
Variable lease cost	133	49	192	93
Total rent expense	$331	$181	$584	$357

Variable lease cost is primarily attributable to amounts paid to lessors for utility charges and property taxes under an office space lease.

As of June 30, 2023, future minimum payments under the non-cancelable operating leases under ASC 842 were as follows (in thousands):

Six months ending December 31, 2023	$417
Year ending December 31, 2024	894
Total	1,311
Less: imputed interest	(86)
Operating lease liabilities	$1,225

9. Stockholders’ Equity

The Company was authorized to issue 400,000,000 shares of common stock, par value $0.001 per share as of June 30, 2023 and December 31, 2022. The Company had 136,261,515 and 135,409,564 shares of common stock issued and outstanding as of June 30, 2023 and December 31, 2022, respectively.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

10. Stock-based Compensation

2018 Long Term Incentive Plan

On July 24, 2018, the Company’s Board adopted the 2018 Long Term Incentive Plan (the “2018 Plan”) which permits granting of incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards. In June 2021, in connection with the IPO, the 2018 Plan was amended so that stock issued pursuant to the 2018 Plan would be the common stock of the Company. Pursuant to the 2018 Plan, stock options must expire within 10 years and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors. As of June 30, 2023, 38,354,118 shares of common stock were authorized for issuance under the 2018 Plan, of which 584,952 remain available for issuance.

2022 Long Term Incentive Plan

On September 27, 2022, the Company’s stockholders approved the adoption of the 2022 Long Term Incentive Plan (the “2022 Plan”) which permits granting of incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards. Pursuant to the 2022 Plan, stock options must expire within 10 years and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors. As of June 30, 2023, 20,000,000 shares of common stock were authorized for issuance under the 2022 Plan, of which 18,485,000 remain available for issuance.

Restricted Stock Awards

The RSAs generally vest over four years. A summary of RSA activities for the six months ended June 30, 2023 are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value per Share US$
Nonvested as of January 1, 2023	312,502	$0.10
Vested	(312,502)	$0.10
Nonvested as of June 30, 2023	-	$-

Restricted Stock Units

The RSUs generally vest over three years. A summary of RSU activities for the six months ended June 30, 2023 are presented below:

	Number of Shares	Weighted Average Grant Date Fair Value per Share US$
Nonvested as of January 1, 2023	-	$-
Granted	600,000	$0.45
Nonvested as of June 30, 2023	600,000	$0.45

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

Stock Options

The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s common stock became publicly traded on July 22, 2021 and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the simplified method by taking an average of the vesting periods and the original contractual terms for each award. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the US. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In applying the Black Scholes option pricing model, the Company used the following assumptions for stock options granted in the six months ended June 30, 2023:

Six Months Ended
June 30, 2023
Exercise price (per share)	$0.44
Expected term (years)	6.0
Volatility (annual)	72%
Risk-free rate	3.5%
Dividend yield (per share)	0%

A summary of stock options activity for the six months ended June 30, 2023 is presented below:

	Stock Options	Weighted Average Exercise Price US$	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2023	36,124,000	$0.20	7.3	$6,831
Options granted	2,511,000	$0.44
Options forfeited	(163,334)	$0.35
Options exercised	(220,000)	$0.17
Options cancelled	(210,000)	$0.19
Outstanding as of June 30, 2023	38,041,666	$0.21	7.0	$12,426
Options vested and exercisable as of June 30, 2023	30,265,209	$0.17	6.6	$11,244

The Company recorded stock-based compensation expense for stock options and restricted stock of $0.3 million and $0.7 million for the three and six months ended June 30, 2023, respectively, and $0.3 million and $0.6 million for the three and six months ended June 30, 2022, respectively, in general and administrative expenses in the condensed consolidated statements of operations.

As of June 30, 2023, there was approximately $1.7 million and $0.2 million of unrecognized stock-based compensation related to stock option grants and restricted stock unit grants, respectively, that will be amortized over a weighted average period of 1.2 years and 1.3 years, respectively.

During the year ended December 31, 2018, the Company granted of 10,039,926 stock options to investors (the “Investor Options”) that were approved by the Board of Directors outside of the 2018 Plan. As of June 30, 2023, 9,681,354 Investor Options are outstanding and will expire in November 2023. The Investor Options have an exercise price of $0.20 per share. As of June 30, 2023, there is no unrecognized stock-based compensation expense related to the Investor Options.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

As of June 30, 2023, the Company has outstanding stock options, issued to an investor, to purchase 210,000 shares of the Company’s common stock (the “ASC 815 Options”) at a price of $0.19 per share that expire in December 2023. The ASC 815 Options have a grant date fair value of $0.21 per share and are equity-classified stock options in accordance with ASC 815.

11. INCOME TAXES

The Company recorded a provision for income taxes of approximately $40,000 and $86,000 for the three and six months ended June 30, 2023, respectively, and $11,000 and $6,000 for the three and six months ended June 30, 2022, respectively. The effective tax rate was 1.3% for the three and six months ended June 30, 2023, and 4.3% and 0.8% for the three and six months ended June 30, 2022, respectively.

The tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in that quarter. The Company’s effective tax rate differs from the U.S. statutory tax rate in the three and six months ended June 30, 2023 primarily due to changes in valuation allowances on deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.

The Company evaluates its tax positions on a quarterly basis and revises its estimate accordingly. The Company recorded immaterial interest and penalties during the three and six months ended June 30, 2023.

12. NET LOSS PER COMMON SHARE

Basic and diluted net loss per common share attributable to common stockholders are the same for the three and six months ended June 30, 2023 and 2022, since the inclusion of all potential shares of common stock outstanding would have been anti-dilutive due to the Company’s net loss.

The table below summarizes potentially dilutive securities that were excluded from the computation of net loss per common share as of the periods presented because including them would be anti-dilutive.

	2023	2022
Common stock options	47,933,020	46,163,926
Common stock warrants	762,712	762,712
Unvested restricted stock units	600,000	-
Unvested restricted stock	-	687,502
Potentially dilutive securities	49,295,732	47,614,140

13. RELATED PARTY TRANSACTIONS

For the three and six months ended June 30, 2023 and 2022, the Company did not have any transactions with related parties.

14. SUBSEQUENT EVENTS

Share Issuances and Business Combination

In September 2023, prior to the closing of the Business Combination, the Company completed the Equity Raise.

Spectral MD Holdings, Ltd.
Notes to Unaudited Financial Statements

On September 11, 2023 (the “Closing”), the Company consummated the Business Combination with Rosecliff, whereby all of the Company’s 137,701,673 shares of common stock and the Equity Issuance common stock were exchanged by Rosecliff for 13,316,464 and 744,667, respectively, ordinary shares of Rosecliff, at an exchange ratio of 10.31.

Pursuant to the Business Combination Agreement, on the Closing, in sequential order: (a) Ghost Merger Sub I merged with and into the Company, with the Company continuing as the surviving company as a wholly owned subsidiary of Rosecliff (the “Spectral Merger”) and then, (b) the Company merged with and into Ghost Merger Sub II (the “SPAC Merger”, together with the Spectral Merger (the “Merger”)), with Ghost Merger Sub II surviving the SPAC Merger as a direct wholly-owned subsidiary of Rosecliff. Rosecliff was renamed Spectral AI, Inc. (“Spectral AI” or the “Combined Company”).

In conjunction with the closing, options to purchase 46,592,862 shares of the Company’s common stock and 600,000 RSUs were exchanged for options to purchase 4,519,191 shares of Spectral AI’s ordinary shares and 58,196 RSUs of Spectral AI. Additionally, the warrants to purchase 762,712 of the Company’s common stock were exchanged for warrants to purchase 73,978 ordinary shares of Spectral AI’s common stock.

On September 12, 2023, Spectral AI began trading its shares on the NASDAQ stock exchange after delisting its shares from the AIM market of the London Stock Exchange on September 7, 2023.